Exhibit 10.6

June 26, 2006

Mr. James E. Buckman

Vice-Chairman and General Counsel

Cendant Corporation

9 West 57th Street, 37th Floor

New York, New York, 10019

Dear Mr. Buckman:

Reference is made to (1) the Employment Agreement, dated as of September 12, 1997, as thereafter amended from time to time (as so amended, the “Agreement”), by and between Cendant Corporation (the “Company”) and you and (2) the plan, approved by the Company’s Board of Directors (the “Board”), to separate the Company into four independent companies—one each for the Company’s Real Estate Services business (“Realogy”), Hospitality Services and Timeshare Resorts businesses (“Wyndham”), Travel Distribution Services business and Vehicle Rental business (which will be operated by the Company), as such plan has been, and in the future may be, amended by the Board (such plan, the “Transaction”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

The purpose of this letter is to evidence the Company’s agreement with you regarding the effect of the Transaction on our respective rights and obligations under the Agreement, and to set forth certain additional understandings between you and the Company, as follows:

1. The Company and you acknowledge that as of the date on which there occurs (a) the simultaneous consummation of the distribution of both Realogy common stock and Wyndham common stock by way of a pro rata dividend to the Company’s stockholders (if both such distributions occur together) or (b) the consummation of the second such distribution (if such distributions do not occur together) (such date, the “Termination Date”), your employment with the Company shall cease and such termination shall be treated as a Without Cause Termination within the meaning of the Agreement.

2. In connection with the cessation of your employment as of the Termination Date, the Company hereby agrees that (a) on the Termination Date, the Company shall pay to you the amounts referenced in the first sentence of Section VIII.C. of the Agreement and the earned but unpaid amounts referenced in the third sentence of

Section VIII.C. of the Agreement and (b) from and after the Termination Date, the Company shall provide you with the benefits and perquisites referenced in the fourth sentence of Section VIII.C. of the Agreement, as modified by the letter agreement dated May 2, 2003 between you and the Company. The provisions of Section VIII.C. of the Agreement, as they relate to the terms and conditions of your outstanding equity awards, shall continue to apply. Further, for the avoidance of doubt, the Company acknowledges that actions taken by the Compensation Committee of the Board relating to (a) the treatment of restricted stock units (“RSUs”) in the Transaction (including accelerated vesting thereof) and (b) the extension of exercisability of certain outstanding stock options, shall apply in accordance with their terms to the applicable RSUs and stock options currently held by you. The payments contemplated by this Paragraph 2 shall be subject to applicable withholding taxes.

3. You hereby agree that, if requested by the Board, from and after the Termination Date, you may serve, at the pleasure of the Board, as the General Counsel of the Company until the earliest to occur of (a) date on which all of Realogy, Wyndham and Travelport cease to be wholly-owned by the Company, (b) December 31, 2006 or (c) the delivery of a notice by you to the Board that you no longer desire to serve in such capacity (such period, the “Post Spin-Off Period”). During the Post Spin-Off Period, you will continue to perform the same functions as you performed as the General Counsel of the Company prior to Termination Date, but you will not be entitled to any compensation or benefits from the Company (other than as contemplated by clause (b) of Paragraph 2 above and for the items set forth in Sections V and X of the Agreement).

4. The Company and you hereby acknowledge and agree that each of us shall continue to have the rights and benefits, and be subject to the obligations, provided for in the Agreement applicable to periods following the Termination Date.

This letter is intended to constitute an amendment to the Agreement. In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between the Company and you.

CENDANT CORPORATION

By:	/s/ Terry Conley
Terry Conley
Chairman, Compensation Committee

Accepted and Agreed to as
of the date first above written:

/s/ James E. Buckman
James E. Buckman

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